Exhibit 99.(c)(3)

PROJECT CHARIOT

OCTOBER 24, 2005

STRATIFICATION ANALYSIS & COST ESTIMATES

Robert C. Oliver
Managing Director
(502) 425-3081

Lisa A. Marquard	Rutvik A. Mehta
(314) 342-2029	(314) 342-2992

Stifel, Nicolaus & Company, Incorporated
501 North Broadway
St. Louis, MO 63102
(314) 342-2000
www.stifel.com

Project Chariot

Shareholder Stratification:  Registered Shareholders(1)

Chariot Shares Per Shareholder	Number of Shareholders	Cumulative Shareholders	Remaining Shareholders	% of Shareholders	Cumulative% of Shareholders	Shares	Cumulative Shares	% of Shares	Cumulative% of Shares
1-99	130	130	266	32.83%	32.83%	4,004	4,004	0.19%	0.19
100-499	178	308	88	44.95%	77.78%	32,073	36,077	1.53%	1.72
500-999	31	339	57	7.83%	85.61%	19,388	55,465	0.92%	2.64
1000-1999	24	363	33	6.06%	91.67%	32,776	88,241	1.56%	4.20
2000-2999	7	370	26	1.77%	93.43%	16,067	104,308	0.76%	4.96
3000-3999	4	374	22	1.01%	94.44%	12,947	117,255	0.62%	5.58
4000-4999	2	376	20	0.51%	94.95%	8,983	126,238	0.43%	6.00
5000-9999	6	382	14	1.52%	96.46%	37,019	163,257	1.76%	7.77
10,000 & Over	14	396	0	3.54%	100.00%	1,939,178	2,102,435	92.23%	100.00
Total	396	396	0	100.00%	100.00%	2,102,435	2,102,435	100.00%	100.00%

(1) Source data: Mellon Financial

Project Chariot

Shareholder Stratification:  Beneficial Shareholders

Chariot Shares Per CEDE Shareholder	Firms holding Street Name Shares(1)	Cumulative Firms	Remaining Firms	Number of Accounts(2)	Cumulative Number of Accounts	Shares(2)	Cumulative Shares
1-99	4	4	68	97	97	3,890	3,890
100-499	9	13	59	415	512	87,610	91,500
500-999	7	20	52	197	709	122,761	214,261
1000-1999	7	27	45	207	916	242,577	456,838
2000-2999	1	28	44	71	987	153,965	610,803
3000-3999	1	29	43	40	1,027	126,715	737,518
4000-4999	3	32	40	18	1,045	75,260	812,778
5000-9999	8	40	32	53	1,098	331,547	1,144,325
10,000 & Over	32	72	0	68	1,166	3,386,253(3)	4,530,578
Total	72	72	0	1,166	1,166	4,530,578	4,530,578

(1) Source data: Mellon Financial

(2) Source data: ADP and Mellon Financial

(3) Mellon Financial acknowledges data discrepancy in this category

Project Chariot

Shareholder Stratification:  Registered & Beneficial Shareholders

Chariot Shares Per Shareholder	Shareholders & Firms Holding Street Name Shares	Cumulative	Remaining	Shares	Cumulative Shares	% of Shares	Cumulative% of Shares
1-99	134	134	334	7,894	7,894	0.12%	0.12%
100-499	187	321	147	119,683	127,577	1.80%	1.92%
500-999	38	359	109	142,149	269,726	2.14%	4.07%
1000-1999	31	390	78	275,353	545,079	4.15%	8.22%
2000-2999	8	398	70	170,032	715,111	2.56%	10.78%
3000-3999	5	403	65	139,662	854,773	2.11%	12.89%
4000-4999	5	408	60	84,243	939,016	1.27%	14.16%
5000-9999	14	422	46	368,566	1,307,582	5.56%	19.71%
10,000 & Over	46	468	0	5,325,431	6,633,013	80.29%	100.00%
Total	468	468	0	6,633,013	6,633,013	100.00%	100.00%

Project Chariot

Cost Estimates

Market Price of Chariot: $6.85

Chariot
Shares Per	Cumulative	Remaining	Premium to Market Price(1)
Shareholder	Shares	Shareholders	0.00%	10.00%	20.00%	30.00%	40.00%	50.00%	60.00%
1-99	7,894	334	54,074	59,481	64,889	70,296	75,703	81,111	86,518
100-499	127,577	147	873,902	961,293	1,048,683	1,136,073	1,223,463	1,310,854	1,398,244
500-999	269,726	109	1,847,623	2,032,385	2,217,148	2,401,910	2,586,672	2,771,435	2,956,197
1000-1999	545,079	78	3,733,791	4,107,170	4,480,549	4,853,928	5,227,308	5,600,687	5,974,066
2000-2999	715,111	70	4,898,510	5,388,361	5,878,212	6,368,063	6,857,914	7,347,766	7,837,617
3000-3999	854,773	65	5,855,195	6,440,715	7,026,234	7,611,754	8,197,273	8,782,793	9,368,312
4000-4999	939,016	60	6,432,260	7,075,486	7,718,712	8,361,937	9,005,163	9,648,389	10,291,615
5000-9999	1,307,582	46	8,956,937	9,852,630	10,748,324	11,644,018	12,539,711	13,435,405	14,331,099
10,000 & Over	6,633,013	0	45,436,139	49,979,753	54,523,367	59,066,981	63,610,595	68,154,209	72,697,822

(1) For illustration purposes only. These premiums bear no relationship to ongoing valuation analysis and are included herein for discussion purposes only.